VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”), dated as of August 2, 2007, is by and among those certain stockholders of Western Refining, Inc., a Delaware corporation (the “Company”) who are parties hereto as listed on Schedule 1 hereto (each a “Stockholder,” and collectively the “Stockholders”).
RECITALS
     WHEREAS, prior to the Schmidt Distribution and the Partner Distribution (as each is defined below), RHC Holdings, L.P. (“RHC”) owned 40,162,320 shares of common stock of the Company;
     WHEREAS, pursuant to that certain Written Consent of Partners of RHC Holdings, L.P., dated as of May 7, 2007 (the “Schmidt Consent”), the partners of RHC approved a distribution (the “Schmidt Distribution”) of 502,029 shares of common stock of the Company, previously owned by RHC, to Ralph A. Schmidt (the “Schmidt Common Stock”);
     WHEREAS, pursuant to that certain Written Consent of Partners of RHC Holdings, L.P., dated as of July 26, 2007 (the “Partner Consent”), the partners of RHC approved a distribution on August 2, 2007 (the “Partner Distribution”) of the remaining shares of common stock of the Company owned by RHC, to the partners of RHC (the “RHC Common Stock”);
     WHEREAS, as of the date of this Agreement, WRC Refining Company (“WRC”) owns 405,680 shares of common stock of the Company (together with the Schmidt Common Stock and the RHC Common Stock, the “Subject Common Stock”) that WRC acquired in connection with the Company’s initial public offering in January of 2006 (the “IPO Transaction”);
     WHEREAS, each Stockholder is a partner of RHC and pursuant to the Schmidt Consent, the Partner Consent or the IPO Transaction, as applicable, became the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of, and such Stockholder is entitled to vote (or to direct the voting of), the number of shares of Subject Common Stock as set forth next to such Stockholder’s name on Schedule 1 hereto; and
     WHEREAS, to induce Paul L. Foster (“Foster”) to consent to the Partner Distribution, the other Stockholders agreed to enter into this Agreement and grant Foster the proxy rights described herein.
     NOW THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, receipt of which is hereby acknowledged, the Stockholders agree as follows:
     1. Term of the Agreement. This Agreement shall terminate, and no Stockholder shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect at the earliest to occur of (i) ten (10) years after the date hereof, (ii) with respect to each Stockholder individually, the date on which such Stockholder no longer is a beneficial owner of any shares of Subject Common Stock or (iii) with respect to each share of Subject Common

Stock, the date on which such share of Subject Common Stock is no longer owned by a Stockholder (the “Term”); provided, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement.
     2. Grant of Irrevocable Proxy. Each Stockholder hereby grants to, and is deemed to have executed in favor of, Foster a proxy to vote, or to give written consent with respect to the power and authority to vote, the shares of Subject Common Stock owned by such Stockholder. Each Stockholder also agrees to sign, execute and deliver a separate written proxy or other instrument as may reasonably be requested in furtherance of this Agreement. Furthermore, the parties hereto acknowledge and agree that each proxy granted under this Section 2 is coupled with an interest and shall be irrevocable for the Term of this Agreement.
     3. Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to the other Stockholders as follows:
     a. Due Authority. Such Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.
     b. Ownership of Shares. Such Stockholder legally or beneficially owns (within the definition of Rule 13d-3 under the Securities Exchange Act of 1934) the number of shares of Subject Common Stock set forth next to such Stockholder’s name on Schedule 1 hereto. The number of shares of Subject Common Stock so set forth are all of the shares of Subject Common Stock directly legally or beneficially owned by such Stockholder. Such Stockholder has sole voting power with respect to all of the shares of Subject Common Stock set forth next to such Stockholder’s name on Schedule 1 hereto, with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement.
     c. No Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby (it being understood that nothing herein shall prevent a Stockholder’s compliance with Section 13(d) or Section 16 of the Exchange Act) and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s shares of Subject Common Stock or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect such Stockholder’s ability to perform its obligations under this Agreement.
4. Miscellaneous.
     a. Notices. All notices shall be in writing and delivered by (i) personal delivery by hand, (ii) facsimile, (iii) overnight courier or (iv) email, in each case at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Stockholder may specify by notice given to the Stockholders pursuant to this provision):

Paul L. Foster:	6500 Trowbridge Drive
El Paso, Texas 79905
Facsimile:	915-775-5587
Email:	paul.foster@wnr.com

Franklin Mountain Investments
Limited Partnership:	c/o Paul L. Foster
6500 Trowbridge Drive
El Paso, Texas 79905
Facsimile:	915-775-5587
Email:	paul.foster@wnr.com

Jeff A. Stevens:	6500 Trowbridge Drive
El Paso, Texas 79905
Facsimile:	915-775-5587
Email:	jeff.stevens@wnr.com

Ralph A. Schmidt:	2925 Piano Bridge Road
Schulenburg, Texas 78956
Facsimile:	979-561-8230
Email:	ralph.schmidt@wnr.com

Scott D. Weaver:	6500 Trowbridge Drive
El Paso, Texas 79905
Facsimile:	915-775-5587
Email:	scott.weaver@wnr.com

WRC Refining Company:
c/o Paul L. Foster:
6500 Trowbridge Drive
El Paso, Texas 79905
Facsimile:	915-775-5587
Email:	paul.foster@wnr.com
         Notice shall be deemed received on the business day following the day such notice is sent by one of the foregoing methods.

     b. Stockholder Capacity. Each Stockholder executes this Agreement solely in such Stockholder’s capacity as the record holder or direct beneficial owner of such Stockholder’s shares of Subject Common Stock. Without limiting the foregoing, nothing in this Agreement shall limit or affect the ability of a director or officer of the Company to take any action as may be advisable or necessary in the discharge of his or her fiduciary duties as such director or officer, and without regard to whether he or she is, without limitation, (i) a trustee or co-trustee of one or more Stockholders, (ii) an officer, consultant or other representative of a Stockholder or of a trustee or co-trustee of one or more Stockholders, or (iii) a beneficiary of one or more Stockholders.
     c. Publication. Each Stockholder hereby permits the Company to publish and disclose in any proxy statement or information statement (including all documents and schedules filed with the Securities and Exchange Commission) relating to the Stockholder’s identity and ownership of shares of Subject Common Stock and the nature of such Stockholder’s commitments, arrangements, and understandings pursuant to this Agreement.
     d. Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.
     e. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.
     f. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, estates, successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, any rights or remedies.
     g. Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties hereto.
     h. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     i. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     j. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
     k. Governing Law; Waiver of Jury Trial; Attorney’s Fees. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PREVAILING PARTY IN ANY DISPUTE SHALL BE ENTITLED TO RECEIVE ATTORNEY’S FEES AND EXPENSES ASSOCIATED WITH THE DISPUTE FROM THE NON-PREVAILING PARTY.
     l. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Houston, Texas, in accordance with the rules, then obtaining, of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.
     m. Headings. The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     n. Counterparts; Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile shall be treated for all purposes by the parties hereto as an original, shall be binding upon the party transmitting such signature without limitation.
     o. No Ownership Interest. Nothing contained in this Agreement shall otherwise be deemed to vest in any Stockholder any direct or indirect ownership interest in or with respect to any shares of Subject Common Stock of any other Stockholder, nor shall anything in this Agreement be deemed to restrict the ability of any Stockholder to sell, pledge or otherwise transfer any shares of Subject Common Stock owned by such Stockholder. Except as otherwise provided in this Agreement, all other rights, ownership and economic benefits of and relating to any shares of Subject Common Stock shall remain with and belong to the owner of such Subject Common Stock, and no other Stockholder shall have the authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any other Stockholder in the voting of such Stockholder’s shares of Subject Common Stock.

     p. Subject Common Stock. Solely for the avoidance of doubt and notwithstanding anything to the contrary contained herein, this Agreement shall only apply to the Subject Common Stock and shall not apply to any other previously- or after-acquired shares of common stock of the Company, currently or hereafter, directly or indirectly owned by any party hereto.
     q. Legend. The share certificates representing the Subject Common Stock shall bear a legend substantially to the following effect: “The Shares represented by this certificate are subject to the rights and obligations set forth in the Voting Agreement dated as of August 2, 2007 among the stockholders of Western Refining, Inc. named therein”.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

WRC REFINING COMPANY, a Texas corporation

By:	/s/ Paul L. Foster
Paul L. Foster, President

/s/ Paul L. Foster

Paul L. Foster

FRANKLIN MOUNTAIN INVESTMENTS LIMITED PARTNERSHIP

By:	Franklin Mountain GP, L.L.C.
General Partner

By: /s/ Paul L. Foster

Name: Paul L. Foster
Title: President

/s/ Jeff A. Stevens
Jeff A. Stevens

/s/ Sharon Stevens
Sharon Stevens, Spouse

/s/ Ralph A. Schmidt
Ralph A. Schmidt

/s/ Linda Schmidt
Linda Schmidt, Spouse

/s/ Scott D. Weaver
Scott D. Weaver

Schedule 1

Subject Common
Stockholder	Stock
WRC Refining Company	807,302
Paul L. Foster	9,237,334
Franklin Mountain Investments Limited Partnership	19,277,914
Jeff A. Stevens	7,229,218
Ralph A. Schmidt	2,008,116
Scott D. Weaver	2,008,116